Exhibit 5

[BINGHAM McCUTCHEN LLP LETTERHEAD]

August 31, 2009

Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176
Dallas, TX 75207

Re:	Registration Statement on Form S-8

Ladies and Gentleman:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to be filed with the Securities and Exchange Commission on or about August 31, 2009 (the "Registration Statement"), of 3,510,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Access Pharmaceuticals, Inc., a Delaware corporation (the "Company"), (i) 3,010,000 of which are or will be issuable to employees, directors, consultants and advisors of the Company upon the exercise of options granted pursuant to the Company's 2005 Equity Incentive Plan, as amended (the "2005 Plan"), or which the Company may sell or grant as restricted stock pursuant to the 2005 Plan and (ii) 500,000 upon exercise of options granted pursuant to the Company’s 2007 Special Stock Option Plan (the “2007 Plan”).

We have acted as counsel to the Company in connection with the foregoing registration of the Shares.  We have examined and relied upon originals or copies of such records, instruments, certificates, memoranda, and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing such documents.  We have further assumed that all options granted or to be granted pursuant to the 2005 Plan and the 2007 Plan, as applicable, were or will be validly granted in accordance with the terms of the 2005 Plan or the 2007 Plan, as applicable, that all Shares to be issued upon exercise of such options will be issued in accordance with the terms of such options and the 2005 Plan and 2007 Plan, as applicable, and that all Shares sold or granted as restricted stock will be sold or granted in accordance with the terms of the 2005 Plan or the 2007 Plan, as applicable.

This opinion is limited solely to the Delaware General Corporation Law (the "DGCL"), as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.           Upon the issuance and the delivery of the Shares upon the exercise of options granted pursuant to the 2005 Plan and the 2007 Plan, as applicable, in accordance with the terms of such options and the 2005 Plan and 2007 Plan, as applicable, and upon the Company's receipt of the full exercise price therefore, as determined by the Board of Directors of the Company and as specified in the documents governing such grants and the 2005 Plan and 2007 Plan, as applicable, the Shares will be validly issued, fully paid, and nonassessable shares of Common Stock.

2.           Upon the issuance and delivery of the 2005 Plan Shares in the form of restricted stock in accordance with the terms of the awards of such restricted stock and the 2005 Plan, and upon the Company's receipt of lawful consideration in accordance with the DGCL, the Shares will be validly issued, fully paid, and nonassessable shares of Common Stock.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bingham McCutchen LLP
Bingham McCutchen LLP